Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statements No. 333-113054 and 333-143029 on Form S-8 of our reports dated February 11, 2008 relating to the financial statements of Ivanhoe Energy Inc. (which audit report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern and changes in accounting principles that have a material effect on the comparability of the Company’s financial statements) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ivanhoe Energy Inc. for the year ended December 31, 2007.
(signed) “Deloitte & Touche LLP”
Independent Registered Chartered Accountants
Calgary, Canada
March 17, 2008